Exhibit 77C:  Matters Submitted to a Vote of Security Holders
-------------------------------------------------------------

The Annual Meeting of Stockholders of the Fund was held on July 8, 2010 at 3 Embarcadero Center, 7th Floor, San Francisco, California. At the meeting, the following matters were voted upon and approved by the stockholders:

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                     NUMBER OF VOTES
                                ---------------
                                FOR     WITHHELD
                                ---     --------
Election of four Directors of the Fund to hold office until the next annual meeting or until their respective successors shall have been duly elected and qualified

     Richard J. Bradshaw     7,515,452     296,576
     -------------------     ---------     -------

     Victor L. Hymes         7,632,311     179,717
     ---------------         ---------     -------

     Wendell G. Van Auken    7,509,786     302,242
     --------------------    ---------     -------

     James C. Van Horne     7,501,329     310,699
     ------------------     ---------     -------


                      FOR     AGAINST     ABSTAINED     BROKER NON-VOTES
                      ---     -------     ---------     ----------------

Approval of the new investment advisory agreement between the Fund and PIMCO
                  6,094,929     246,416     112,344     1,358,339
                  ---------     -------     -------     ---------
Approval of the revised fundamental policy regarding diversification
                  5,993,881     327,371     132,437     1,358,339
                  ---------     -------     -------     ---------
Approval of the revised fundamental policy regarding concentration
                  5,996,635     324,332     132,722     1,358,339
                  ---------     -------     -------     ---------
Approval of the revised fundamental policy regarding real estate
                  5,795,249     516,107     142,332     1,358,339
                  ---------     -------     -------     ---------
Approval of the revised fundamental policy regarding commodities
                  5,725,191     589,391     139,107     1,358,339
                  ---------     -------     -------     ---------
Approval of the revised fundamental policy regarding borrowing and issuing senior securities
                  5,917,564     393,427     142,699     1,358,339
                  ---------     -------     -------     ---------
Approval of the revised fundamental policy regarding lending
                  5,925,415     382,881     145,394     1,358,339
                  ---------     -------     -------     ---------
Approval of the revised fundamental policy regarding underwriting
                  5,794,054     522,365     137,271     1,358,339
                  ---------     -------     -------     ---------
Approval of the elimination of the fundamental policy regarding margin purchases and short sales
                 5,941,717     371,978     139,995     1,358,339
                  ---------     -------     -------     ---------
Approval of the elimination of the fundamental policy regarding investing for control
                  5,970,655     342,644     140,390     1,358,339
                  ---------     -------     -------     ---------
Approval of the elimination of the fundamental policy regarding investing in companies in which officers and Directors have interests
                  5,690,651     628,359     134,679     1,358,339
                  ---------     -------     -------     ---------
Approval of the elimination of the policies establishing 70% and 30% investment baskets
                  5,961,625     350,977     141,087     1,358,339
                  ---------     -------     -------     ---------

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